Exhibit 5.1

June 14, 2018

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, Massachusetts 02494

Re:          Registration Statement on Form S-3 (File No. 333-217048) and the Registration Statement filed on June 14, 2018 pursuant to Rule 462(b) under the Securities Act of 1933 relating thereto

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 7,166,666 shares of the Company’s common stock, $0.0001 par value (the “Shares”), pursuant to the above-referenced registration statements (the “Registration Statements”), the base prospectus dated April 24, 2017 (the “Base Prospectus”) and prospectus supplement dated June 14, 2018 (together with the Base Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Shares are being sold pursuant to a purchase agreement, dated the date hereof, between the Company and the investors named therein (the “Purchase Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statements and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP